Exhibit 10.32

Development Agreement No. 618493
Atlanta, Georgia

FRANCHISE DEVELOPMENT AGREEMENT

          THIS FRANCHISE DEVELOPMENT AGREEMENT (“Agreement”) is made and entered into this ___ day of August, 2006, by and between EL POLLO LOCO, INC., a Delaware corporation, with its principal place of business at 3333 Michelson Drive, Suite 550, Irvine, California 92612 (referred to herein as “El Pollo Loco” or “Franchisor”) and Fiesta Brands, Inc., with its principal place of business at _____________________________________, Atlanta, Georgia ______ (“Developer”).

RECITALS

A. Franchisor owns certain proprietary and other property rights and interests in and to the “El Pollo Loco” trademark and service mark, and such other trademarks, service marks, logo types, insignias, trade dress designs and commercial symbols as Franchisor may from time to time authorize or direct Developer to use in connection with the operation of an “El Pollo Loco” Restaurant (the “El Pollo Loco® Marks”). Franchisor has a distinctive plan for the operation of retail outlets for the sale of flame-broiled food items and related products, which plan includes but is not limited to the El Pollo Loco® Marks and the Operations Manual (the “Manual”), policies, standards, procedures, employee uniforms, signs, menu boards and related items, and the reputation and goodwill of the El Pollo Loco® chain of restaurants (collectively, the “El Pollo Loco® System”).

B. Developer represents that it is experienced in and has independent knowledge of the nature and specifics of the restaurant business. Developer represents that in entering into this Agreement it has relied solely on its personal knowledge and has not relied on any representations of Franchisor or any of its officers, directors, employees or agents, except those representations contained in any legally required disclosure document delivered to Developer.

C. Developer desires to obtain development rights from Franchisor within a specified geographical area (the “Territory”) specified in Exhibit “A” attached hereto and made a part hereof.

D. Franchisor is willing to grant the exclusive right to develop and open El Pollo Loco® restaurants within the Territory referenced in Exhibit “A.”

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Development Rights in Territory.

1.1 Franchisor hereby grants to Developer, subject to the terms and conditions of this Agreement and as long as Developer shall not be in default of this Agreement or any other development, franchise or other agreement between Developer and Franchisor, exclusive development rights to obtain franchises to establish and operate

Territory: 3/20/2007 Atlanta Development Agreement	Page 1 of 15

Development Agreement No. 618493
Atlanta, Georgia

twenty-five (25) franchised restaurants, and to use the El Pollo Loco® System solely in connection therewith, at specific locations to be designated in separate franchise agreements (the “Franchise Agreements”). Developer expressly acknowledges that the exclusive rights granted herein are subject to Franchisor’s reserved rights in Section 2.6 below, apply only to the right to develop new restaurants in the Territory, and no exclusive territory or radius protection for the term of any Franchise Agreement is granted herein. The Franchise Agreements executed in accordance with this Agreement for each restaurant to be developed under this Agreement shall be in the form currently in use by Franchisor at the time of final RESAC (defined in Section 2.4 below) approval of each specific restaurant site by Franchisor. An Amendment to the Franchise Agreement in the form attached hereto as Exhibit “C” shall be executed concurrently with each such Franchise Agreement executed hereunder; provided, however, that the Section references in brackets (“[]”) shall be amended, as necessary, to refer to the Sections in the then-current forms of Franchise Agreement to be entered into pursuant to this Agreement.

Provided that Developer is and has at all times been in compliance with the terms of this Agreement, Developer shall have the option to develop an additional twenty-five (25) franchised restaurants in the Territory (the “Option”). The development schedule for the restaurants that are subject to the Option is set forth in Exhibit “B” hereto. Developer may exercise the Option by providing Franchisor on or before December 31, 2009 with: (a) written notice of Developer’s intent to exercise the Option; and (b) a payment in the amount of Two Hundred Fifty Thousand Dollars ($250,000) ($10,000 for each restaurant). The Option will not be considered exercised until Franchisor has received full payment from Developer therefor. If and when the Option is exercised, the Development Schedule under this Agreement shall be deemed to incorporate the additional restaurants subject to the Option.

1.2 After the third year of this Agreement, Developer shall be entitled to relocate up to ten percent (10%) of the restaurants then operated in the Territory (rounded down to the nearest whole number) and to move those restaurants to a new location, provided: (a) Developer is and has during the term of this Agreement been in compliance with the terms of this Agreement; (b) Developer has opened and is operating at least sixteen (16) franchised restaurants in the Territory; (c) the combined average sales of all of Developer’s restaurants in the Territory are at or above the most recently published El Pollo Loco franchise restaurant chain average AUV’s (as measured by the six (6) month period preceding Developer’s decision to relocate); and (d) that each restaurant to be relocated is replaced with a new restaurant that is located in the same trade area within the time period set forth in this Section. Each unit that Developer chooses to relocate in the Territory must have been open and operating for at least three (3) years prior to Developer’s relocation decision. Developer shall give Franchisor at least six (6) months advance written notice of its intent to exercise this relocation right, and Developer shall open each relocated restaurant no later than thirty (30) days after closing the restaurant to be relocated. All sites for restaurants in the Territory, whether a new restaurant or a restaurant to be relocated pursuant to this Section, shall be subject to the RESAC approval process set forth in Section 2.4 below. Developer shall be entitled to transfer

Territory: 3/20/2007 Atlanta Development Agreement	Page 2 of 15

Development Agreement No. 618493
Atlanta, Georgia

the franchise fee paid for the original restaurant to the relocated unit provided the decision to relocate the restaurant occurs prior to the tenth (10th) anniversary of the date of this Agreement.

In addition to Developer’s right to relocate a restaurant as described above, and provided Developer is exceeding its restaurant development obligations under the Development Schedule (e.g., has opened a greater number of restaurants at or before the scheduled opening date than is required under the Development Schedule), Developer shall have the right to request Franchisor’s consent to close one or more of Developer’s restaurants, which consent shall not be unreasonably withheld. Developer shall not have the right to request the closure of a restaurant(s) if Developer is not in compliance with the Development Schedule, or if the requested restaurant(s) closures, if such restaurants are closed, would cause Developer to not be in compliance with the Development Schedule. Developer shall not be entitled to close any restaurant in the Territory without the prior written consent of Franchisor. If Franchisor grants Developer the right to close a restaurant (without the intent to relocate that restaurant pursuant to this Section 1.2), such restaurant closure shall not diminish Developer’s right in this Section 1.2 to close and relocate up to ten percent (10%) of the restaurants it operates in the Territory.

1.3 Prior to or concurrent with the execution of this Agreement, Developer shall meet with Franchisor’s development representatives and prepare a market development plan for the units to be constructed and opened by Developer in the Territory (identifying specific key areas, key intersections and trade areas in the Territory) and all development pursuant to this Agreement shall be in accordance with this plan (the “Market Plan”). The Market Plan shall include proposed radii of areas where sites are to located, ranking and prioritization of site locations and other information customarily used by market planners in the restaurant industry. Developer and Franchisor shall jointly approve the Market Plan.

1.4 The parties hereto recognize that demographics, market economics, real estate values, competition and other conditions may change in the Territory over the term of this Agreement and that such changes may impact the Market Plan. Therefore, the parties agree that it is in their respective best interests to review the Market Plan periodically throughout the term of this Agreement. On the first anniversary of the approval of the initial Market Plan and at least once annually thereafter, Developer and Franchisor shall review the Market Plan and make such revisions as are required to maximize the successful development of the El Pollo Loco® System in the Territory.

2.0 Limitation on Development Rights.

2.1 Developer must submit sites for approval, enter into binding leases or purchase agreements and open to the public the number of El Pollo Loco® restaurants on such approved sites each calendar year as required on the Development Schedule, all as set forth on Exhibit “B” attached hereto and made a part hereof.

Territory: 3/20/2007 Atlanta Development Agreement	Page 3 of 15

Development Agreement No. 618493
Atlanta, Georgia

2.2 For purposes of the Development Schedule in Exhibit “B”, no credit will be given for the development of El Pollo Loco® restaurants outside the Territory, regardless of the fact that Developer may, upon proper application, obtain from Franchisor an El Pollo Loco® Franchise Agreement for any such development.

2.3 Although this Agreement affords the Developer the right to develop and open El Pollo Loco® restaurants within the Territory, as set forth on Exhibit “A”, all restaurants developed under this Agreement must be duly licensed through individual Franchise Agreements. Developer will execute El Pollo Loco’s then standard Franchise Agreement in use at the time of execution for each restaurant developed under this Agreement, and agrees to pay Franchisor the current fees, royalties and other required payments in accordance with the Uniform Franchise Offering Circular then in effect; provided, however, that the amendment to the Franchise Agreement attached to this Agreement as Exhibit “C” shall apply to each Franchise Agreement entered into in connection with this Agreement. Execution of the appropriate Franchise Agreement and amendment, and payment of the initial franchise fee and/or any other required fees, must be accomplished prior to the commencement of construction at any site.

2.4 Developer must satisfy all Franchisor’s financial and operational criteria then in effect prior to El Pollo Loco’s execution of each standard Franchise Agreement issued pursuant to this Agreement. Developer shall provide Franchisor with current information pertaining to Developer’s financial condition and the financial condition of the majority and managing members/partners/shareholders and affiliates, including Fiesta Brands, LLC and Fiesta Realty, Inc., of Developer at any time upon El Pollo Loco’s request and in no event less than once annually. Developer acknowledges that, among other things, it will be required to submit annual financial statements of Developer and its affiliates, including Fiesta Brands, LLC and Fiesta Realty, Inc., and financial statements of each of its principal owners and Managing Members to be eligible for financial approval by El Pollo Loco. Developer shall also provide Franchisor with binding commitments and evidence of funding from third party lending/financing sources from time to time as reasonably requested by Franchisor. In the event any of the majority owners of Developer shall also be the Managing Members and/or majority owners of any other entity which is a franchisee of El Pollo Loco, then each such franchisee entity must be operationally and financially approved by Franchisor before approval for expansion will be granted to any one franchisee entity. “Managing Members” shall be any individuals or officers or directors of entities who are designated as the primary decision makers or general managers of the franchisee entity and those individuals or entities who (individually or collectively) own at least 51% interest in the franchisee entity.

Developer shall use its best efforts to retain qualified real estate professionals (including licensed brokers) to locate proposed sites for the restaurants. Developer shall submit proposed sites for each franchise restaurant unit to be developed under this Agreement for acceptance by Franchisor’s Real Estate Site Approval Committee (“RESAC”), together with such site information as may be reasonably required by Franchisor to evaluate the proposed site, no later than the dates set forth in Exhibit “B” as RESAC

Territory: 3/20/2007 Atlanta Development Agreement	Page 4 of 15

Development Agreement No. 618493
Atlanta, Georgia

Submittal Dates, the first of which shall be approximately ninety (90) days after execution of this Agreement. Franchisor shall, provided there exists no default by Developer under this Agreement or any other development, franchise or other agreement between Franchisor and Developer, evaluate each site proposed for which Developer has provided all necessary evaluation information, and shall promptly after receipt of Developer’s proposal, send to Developer written notice of acceptance or non-acceptance of the site. Developer shall thereafter provide Franchisor with a copy of a fully executed lease or binding purchase agreement (with all contingencies to Developer’s obligations waived or satisfied, except permitting contingencies) for each approved site within approximately sixty (60) days after RESAC Site Approval, but no later than the dates set forth in Exhibit “B” (“Site Commitment Dates”). Each lease submitted shall be for a minimum term which, with renewal options is not less than the initial term of the Franchise Agreement and shall contain the provisions required in Section 4.2 of the Franchise Agreement.

Each subsequent site to be developed pursuant to the Development Schedule shall be submitted for approval by RESAC by the date set forth in Exhibit “B.” Similarly, each fully executed lease or purchase agreement (with all contingencies to Developer’s obligations waived or satisfied, except permitting contingencies) relating to each subsequent site shall be delivered to Franchisor on or before the Site Commitment Date for each respective restaurant as set forth in Exhibit “B”.

Franchisor shall send representatives to evaluate proposed site(s) for each restaurant to be developed under this Agreement, and Franchisor will do so at its own expense for the first two (2) proposed sites for each restaurant. If Franchisee proposes, and Franchisor evaluates, more than two (2) sites for each restaurant, then Franchisee shall reimburse Franchisor for the reasonable costs and expenses incurred by Franchisor’s representatives in connection with the evaluation of such additional proposed site(s), including, without limitation, the costs of lodging, travel and meals. In addition, as a condition to reviewing a proposed site for the restaurant, and to determine the impact a proposed site may have on other existing restaurants operating under the El Pollo Loco® System, Franchisor may require Franchisee to pay for a market study conducted by a third party of the proposed site and the surrounding geographic area. Site approval does not assure that a Franchise Agreement will be executed. Execution of the Franchise Agreement is contingent upon Developer purchasing or leasing the proposed site within sixty (60) days after approval of the site by the Franchisor.

2.5 Developer acknowledges that time is of the essence in this Agreement. If Developer has not obtained approval and entered into a binding lease or purchase agreement for each site for restaurants to be developed under this Agreement by the applicable Site Commitment Date, Developer shall be in default of its obligations under the Development Schedule and Franchisor shall be entitled to exercise its rights and remedies under this Agreement, up to and including termination of this Agreement. Without limiting Franchisor’s rights and remedies under this Agreement, should Developer fail to meet its obligations under the Development Schedule to deliver a binding lease or purchase agreement to Franchisor for each restaurant by the Site

Territory: 3/20/2007 Atlanta Development Agreement	Page 5 of 15

Development Agreement No. 618493
Atlanta, Georgia

Commitment Date, Developer may, among other things, and at Franchisor’s election and upon written notice by Franchisor as set forth in Section 10.3 below, lose its exclusive rights in the Territory.

Developer also acknowledges that it is required pursuant to this Agreement to open restaurants in the future pursuant to dates set forth in the Development Schedule attached as Exhibit “B”. If Developer fails to meet the opening date for any restaurant to be developed under this Agreement, Developer shall be in default and Franchisor shall be entitled to exercise all rights and remedies available to Franchisor under this Agreement, including the remedies set forth in Section 10.3 below, and the forfeiture of all Development Fees paid to Franchisor. Developer acknowledges that if Developer fails to open restaurants in a timely manner pursuant to the Development Schedule, Franchisor will suffer lost revenues, including royalties and other fees which would be difficult to calculate and which would have received had Developer met the agreed schedule or had Franchisor had the right to grant development rights to others in the Territory. A default under this Agreement for failure to comply with the Development Schedule shall not be a default under any Franchise Agreement previously executed between Developer and Franchisor.

Notwithstanding the foregoing, Franchisor reserves the right, in its sole discretion, to grant Developer an extension of six (6) months to the Development Schedule for a particular restaurant (a “Development Schedule Extension”); provided, however, Developer shall be required to pay Franchisor a fee in the amount of Five Thousand Dollars ($5,000) (the “Development Schedule Extension Fee”) for each restaurant that is to be granted a Development Schedule Extension. The Development Schedule Extension Fee shall be non-refundable but applicable to the initial franchise fee for the next restaurant developed pursuant to the Development Schedule. Notwithstanding the foregoing, Franchisor reserves the right to waive the applicable Development Schedule Extension Fee, in its discretion, upon a showing by Developer, to Franchisor’s satisfaction, that (i) Developer has used its best efforts to comply with the Development Schedule; and (ii) Developer has been unable to comply with the Development Schedule as a result of conditions or events outside of Developer’s control, including, but not limited to, acts of force majeure such as strikes, material shortages, fires, floods, earthquakes and other acts of God.

Developer acknowledges that the estimated initial investment and estimated expenses set forth in Items 6 and 7 of our Uniform Franchise Offering Circular are subject to and likely to increase over time, and that future restaurants will likely involve a greater initial investment and operating capital requirements than those stated in the UFOC provided to Developer prior to the execution of this Agreement.

2.6 Franchisor shall retain the right to:

a) Open and operate El Pollo Loco® restaurants or franchise others to open and operate El Pollo Loco® restaurants, at all universities, colleges, airports, hospitals, municipal facilities, public transportation facilities, shopping malls (not including

Territory: 3/20/2007 Atlanta Development Agreement	Page 6 of 15

Development Agreement No. 618493
Atlanta, Georgia

outparcels), stadiums, amusement parks and similar locations of a “non-standard” nature, regardless of location within the Territory;

b) Open and operate or franchise others to open and operate non-standard El Pollo Loco® restaurants within the Territory under the El Pollo Loco® System (e.g., within drug stores, supermarkets, department stores, truck stops, hotel or motel chains, stadiums, etc.); and

c) Open and operate or franchise others to open and operate El Pollo Loco® restaurants located within the Territory which have been acquired by El Pollo Loco® on or after the date of this Agreement.

2.7 The purpose of this Agreement is to promote orderly incremental growth within the El Pollo Loco® System. The acquisition of existing El Pollo Loco® restaurants by Developer does not represent incremental growth and, therefore, does not satisfy the terms of this Agreement pertaining to development.

3.0 Development Fee.

          Developer shall pay to Franchisor upon execution of this Agreement a non-refundable development fee (the “Development Fee”) equal to Ten Thousand Dollars ($10,000.00), in immediately available funds, for each restaurant which Developer has at the time of execution agreed to develop under this Agreement. As Developer has committed to develop 25 restaurants under the Development Schedule, the initial Development Fee shall be Two Hundred Fifty Thousand Dollars ($250,000). The Development Fee is consideration for this Agreement, is not consideration for any Franchise Agreement, and is non-refundable. The $10,000 portion of the Development Fee for each restaurant shall be applied against the initial franchise fee payable upon the execution of the Franchise Agreement applicable to such restaurant. The initial franchise fee for the first Franchise Agreement entered into pursuant to this Agreement shall be Forty Thousand Dollars ($40,000), and the initial franchise fee for the second and each subsequent Franchise Agreement entered into pursuant to this Agreement shall be Thirty Thousand Dollars ($30,000). If this Agreement is terminated pursuant to Section 9.0 or 10.0 below, all Development Fees or any unused portion thereof, shall be forfeited to Franchisor in consideration of the rights granted in the Territory up to the time of termination. If Developer exercises the Option set forth in Section 1.1 above, the Two Hundred Fifty Thousand Dollar ($250,000) fee Developer is required to pay to Franchisor in order to exercise the Option shall be considered a Development Fee for the additional restaurants subject to the Option, and shall be subject to the terms and conditions set forth in this Section 3.0.

4.0 Term of Development Agreement.

          This Agreement shall commence on the date specified in Exhibit “B”. Unless terminated pursuant to Section 9.0 or 10.0 below, it shall expire upon the earlier

Territory: 3/20/2007 Atlanta Development Agreement	Page 7 of 15

Development Agreement No. 618493
Atlanta, Georgia

of the date specified in Exhibit “B” or upon the opening of the last restaurant listed in the Development Schedule.

5.0 Territory Conflicts.

5.1 Intentionally omitted.

5.2 During the term of this Agreement, in the event of a conflict in territorial rights, whether under a Franchise Agreement or separate territorial or development agreement, the earlier in time shall prevail. Developer shall be free to negotiate with any person, corporation or other entity, which claims territorial rights adverse to the rights granted under this Agreement, for the assignment of those territorial rights. For this purpose, Franchisor agrees to approve any such assignment not in conflict with the other terms of this Agreement, subject to the condition of any Franchise Agreements involved, and current policies pertaining to assignments, including, but not limited to, satisfaction of all past due debts owed to Franchisor and the execution of a General Release.

6.0 Proprietary Rights of El Pollo Loco.

6.1 Developer expressly acknowledges El Pollo Loco’s exclusive right, title, and interest in an to the trade name, service mark and trademark “El Pollo Loco”, and such other trade names, service marks, and trademarks which are designated as part of the El Pollo Loco® System (the “Marks”), and Developer agrees not to represent in any manner that Developer has any ownership in El Pollo Loco® Marks. This Agreement is not a Franchise Agreement. Developer may not open an El Pollo Loco® restaurant or use the El Pollo Loco® Marks at a particular site until it executes a Franchise Agreement for that site. Developer’s use of the El Pollo Loco® Marks shall be limited to those rights granted under each individual Franchise Agreement. Notwithstanding the foregoing, El Pollo Loco® may authorize Developer in writing to use the Marks in connection with advertising and marketing activities in connection with this Agreement. Developer expressly agrees that such usage is limited to those specific activities or promotional materials approved by El Pollo Loco’s marketing department in advance. Developer further agrees that its use of the Marks shall not create in its favor any right, title, or interest in or to El Pollo Loco® Marks, but that all of such use shall inure to the benefit of El Pollo Loco, and Developer has no rights to the Marks except to the degree specifically granted by the individual Franchise Agreements. Building designs and specifications, color schemes and combinations, sign design specifications, and interior building layouts (including equipment, equipment specification, equipment layouts, and interior color schemes and combinations) are acknowledged by Developer to comprise part of the El Pollo Loco® System. Developer shall have no right to license or franchise others to use the Marks by virtue of this Agreement.

6.2 Developer acknowledges that, in connection with its execution of this Agreement, it may receive confidential and proprietary information regarding the El Pollo Loco® System. Developer recognizes the unique value and secondary meaning

Territory: 3/20/2007 Atlanta Development Agreement	Page 8 of 15

Development Agreement No. 618493
Atlanta, Georgia

attached to the El Pollo Loco® Marks and the El Pollo Loco® System, and Developer agrees that any noncompliance with the terms of this Agreement or any unauthorized or improper use will cause irreparable damage to Franchisor and its franchisees. Developer, therefore, agrees that if it should engage in any such unauthorized or improper use during, or after, the term of this Agreement, Franchisor shall be entitled to both seek temporary and permanent injunctive relief from any court of competent jurisdiction in addition to any other remedies prescribed by law.

7.0 Insurance and Indemnification.

7.1 During the term of this Agreement, Developer shall obtain and maintain insurance coverage for public liability, including products liability, in the amount of at least One Million Dollars ($1,000,000) combined single limit. Developer also shall carry such worker’s compensation insurance as may be required by applicable law. Upon the execution of each Franchise Agreement, Developer also shall obtain and maintain the insurance coverage’s required under each Franchise Agreement.

7.2 Franchisor shall be named as an additional insured on all such insurance policies and shall be provided with certificates of insurance evidencing such coverage. All public liability and property damage policies shall contain a provision that El Pollo Loco, although named as an insured, shall nevertheless be entitled to recover under such policies on any loss incurred by El Pollo Loco, its affiliates, agents and/or employees, by reason of the negligence of Developer, its principals, contractors, agents and/or employees. All policies shall provide Franchisor with at least thirty (30) days notice of cancellation or termination of coverage.

7.3 Franchisor reserves the right to specify reasonable changes in the types and amounts of insurance coverage required by this Section 7.0. In the event that Developer fails or refuses to obtain or maintain the required insurance coverage from an insurance carrier acceptable to El Pollo Loco, Franchisor may, in its sole discretion and without any obligations to do so, procure such coverage for Developer. In such event, Developer agrees to pay the required premiums or to reimburse such premiums to Franchisor upon written demand.

7.4 Developer agrees to defend at its own cost and to indemnify and hold harmless El Pollo Loco, its parent corporations, affiliates, shareholders, directors, officers, employees and agents from and against any and all loss, costs, expenses (including, without limitation, attorneys’ fees), damages and liabilities, however caused, resulting directly or indirectly from or pertaining to the use, condition, construction, equipping, decorating, maintenance or operation of any and all El Pollo Loco® restaurants developed and/or operated by Developer, and any labor or other employee related claims of any kind. Such loss, costs, expenses, damages, liabilities and claims shall include, without limitation, those arising from the death or injury to any person, or arising from damage to the property of Developer or El Pollo Loco, their affiliates, agents or employees, or any third person, firm or corporation, whether or not such losses, costs, expenses, damages, liabilities or claims were actually or allegedly

Territory: 3/20/2007 Atlanta Development Agreement	Page 9 of 15

Development Agreement No. 618493
Atlanta, Georgia

caused, in whole or in part through the negligence of Franchisor or any of its affiliates, agents or employees, or resulted from any strict liability imposed on Franchisor or any of its affiliates, agents or employees.

8.0 Transfer of Rights.

8.1 This Agreement shall inure to the benefit of Franchisor and its successors and assigns, and is fully assignable by El Pollo Loco.

8.2 The parties acknowledge that this Agreement is personal in nature with respect to Developer, being entered into by Franchisor in reliance upon and in consideration of the personal skills, qualifications and trust and confidence reposed in Developer and Developer’s present partners, managing members or officers if Developer is a partnership, a limited liability company or a corporation. Therefore, the rights, privileges and interests of Developer under this Agreement shall not be assigned, sold, transferred, leased, divided or encumbered, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise, without the prior written consent of El Pollo Loco, which consent may be given or withheld in El Pollo Loco’s sole discretion; provided, however, that (a) the following may take place, with at least thirty (30) days advance written notice, but without the need to obtain Franchisor’s prior written consent: (i) an assignment, sale, or transfer of interests in Developer, or of any entity with an ownership interest in Developer, among Chris Elliott and Joe Uhl; or (ii) an assignment, sale, or transfer of interests in Developer, or of any entity with an ownership interest in Developer, among Trimaran Fund Management and its affiliates; and (b) an assignment, sale, or transfer of any of Chris Elliott or Joe Uhl’s interests in Developer, or of any entity with an Interest in Developer, to Trimaran Fund Management and its affiliates may take place with at least ninety (90) days advance written notice to Franchisor, but without the need to obtain Franchisor’s prior written consent, provided, that if such Assignment would mean the cessation of either Chris Elliott or Joe Uhl’s management responsibilities, ownership in, or employment, with Developer, Franchisor must first approve a qualified replacement for Chris Elliott or Joe Uhl, as the case may be. For purposes of this Section, a sale of stock, or any membership or partnership interest in Developer, or a merger or other combination of Developer shall be considered a transfer of Developer’s interest prohibited hereunder.

9.0 Termination by Developer; Expiration Date.

          This Agreement shall terminate immediately upon El Pollo Loco’s receipt of Developer’s notice to terminate, and any unapplied portion of the Development Fee shall be forfeited to Franchisor in consideration of the rights granted in the Territory up to the time of termination. Notwithstanding any provision to the contrary contained herein, unless earlier terminated by either party, or unless extended pursuant to the Option described in Section 1.1 above, this Agreement shall expire on June 30, 2011, and all rights of Developer herein shall cease and all unapplied or unused Development Fees paid pursuant to Section 3.0 hereof shall be forfeited to Franchisor.

Territory: 3/20/2007 Atlanta Development Agreement	Page 10 of 15

Development Agreement No. 618493
Atlanta, Georgia

10.0 Events of Default.

10.1 The following events shall constitute a default by Developer, which shall result in El Pollo Loco’s right to declare the immediate termination of this Agreement.

a. Failure by Developer to meet the requirements of the Development Schedule within the time periods specified therein, including failure by Developer to meet the Site Commitment Date or Opening Date for each site for a restaurant in a timely manner as set forth in Exhibit “B” and Section 2.5 above.

b. Any assignment, transfer or sublicense of this Agreement by Developer without the prior written consent of El Pollo Loco.

c. Any violation by Developer of any covenant, term, or condition of any note or other agreement (including any El Pollo Loco® Franchise Agreement) between Developer and Franchisor (or an affiliate of El Pollo Loco), the effect of which is to allow Franchisor to terminate (or accelerate the maturity of) such agreement before its stated termination (or maturity) date.

d. Developer’s assignment for the benefit of creditors or admission in writing of its inability to pay its debts generally as they become due.

e. Any order, judgment, or decree entered adjudicating Developer bankrupt or insolvent.

f. Any petition, or application, by Developer to any tribunal for the appointment of a trustee, receiver, or liquidator of Developer (or a substantial part of Developer’s assets), or commencement by Developer of any proceedings relating to Developer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereinafter in effect.

g. Any filing of a petition or application against Developer, or the commencement of such proceedings, in which Developer, in any way, indicates its approval thereof, consent thereto, or acquiescence therein; or the entry of any order, judgment, or decree appointing any trustee, receiver, or liquidator, or approving the petition in any such proceedings, where the order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

h. Any entry in any proceeding against the Developer of any order, judgment, or decree, which requires the dissolution of Developer, where

Territory: 3/20/2007 Atlanta Development Agreement	Page 11 of 15

Development Agreement No. 618493
Atlanta, Georgia

such order, judgment, or decree remains unstayed and in effect for more than thirty (30) days.

i. Developer’s voluntary abandonment of any of Developer’s restaurants.

10.2 The following events shall constitute a default by Developer, which shall result in El Pollo Loco’s right to declare the termination of this Agreement, if such default is not cured within thirty (30) days after written notice by Franchisor to Developer:

a. Developer’s default in the performance or observance of any covenant, term, or condition contained in this Agreement not otherwise specified in Section 10.1 above.

b. The creation, incurrence, assumption, or sufferance to exist of any lien, encumbrance, or option whatsoever upon any of Developer’s property or assets, whether now owned or hereafter acquired, the effect of which substantially impairs Developer’s ability to perform or observe any covenant, term, or condition of this Agreement.

c. Any change, transfer or conveyance (“Transfer”) in the ownership of Developer, which Transfer has not been approved in advance by Franchisor. Franchisor reserves the right to approve or disapprove any Transfer in its sole discretion.

d. If: (i) during the first three years of this Agreement, the consolidated aggregate net worth (as determined according to generally accepted accounting principles in the United States, but excluding any extraordinary non-cash gains or losses (“Net Worth”) of Developer’s parent company (Fiesta Brands, LLC (including its subsidiaries)), or any successor, falls below Three Million Dollars ($3,000,000); (ii) during the fourth year of this Agreement, the Net Worth of Fiesta Brands, LLC (including its subsidiaries), or any successor, falls below Four Million Dollars ($4,000,000); or (iii) during the fifth year of this Agreement and each subsequent year of this Agreement thereafter, the Net Worth of Fiesta Brands, LLC (including its subsidiaries), or any successor, falls below Five Million Dollars ($5,000,000). For this purpose, Developer shall provide to Franchisor during the term of this Agreement an unaudited financial statement within forty-five (45) days after the end of each calendar quarter, and an unaudited financial statement (or if an audited financial statement is produced for Fiesta Brands, LLC, then an audited financial statement) within one hundred twenty (120) days after the end of each calendar year, for Fiesta Brands, LLC (including its subsidiaries) or any successor, as applicable, which statements shall include such information and data as specified in the financial reporting format set forth in Exhibit “G” to the Franchise Agreement.

Territory: 3/20/2007 Atlanta Development Agreement	Page 12 of 15

Development Agreement No. 618493
Atlanta, Georgia

10.3 If Franchisor is entitled to terminate this Agreement in accordance with Sections 10.1 or 10.2 above, Franchisor shall have the right, instead of terminating this Agreement, to terminate or modify any rights that Developer may have with respect to protected exclusive rights in the Territory, as granted under Section 1.1 above, effective ten (10) days after delivery of written notice thereof to Franchisee;

If any of such rights are terminated or modified in accordance with this Section 10.3, such action shall be without prejudice to Franchisor’s right to terminate this Agreement in accordance with Sections 10.1 or 10.2 above, and/or to terminate any other rights, options or arrangements under this Agreement at any time thereafter for the same default or as a result of any additional defaults of the terms of this Agreement.

11.0 Effect of Termination.

11.1 Immediately upon termination or expiration of this Agreement, for any reason, all of Developer’s development rights granted pursuant to this Agreement shall revert to El Pollo Loco. At the time of termination, only restaurants operating or to be operated under the El Pollo Loco® System by virtue of a fully executed Franchise Agreement shall be unaffected by the termination of this Agreement, unless the basis for termination also constitutes a default (as in the case of Section 10.2(d) above) under such a Franchise Agreement. Franchisor shall have no duty to execute any Franchise Agreement with Developer after the termination of this Agreement. The foregoing remedies are nonexclusive, and nothing stated in this Section 11.0 shall prevent El Pollo Loco’s pursuit of any other remedies available to Franchisor in law or at equity due to the termination of this Agreement.

11.2 Developer understands and agrees that upon the expiration or termination of this Agreement (or in the event of an exclusive development agreement, the failure of Developer to meet the Development Schedule and the resulting loss of exclusive development rights), Franchisor or its subsidiaries or affiliates, in their sole discretion, may open and/or operate restaurants in the Territory, or may authorize or franchise others to do the same, whether it is in competition with or in any other way affects the sales of Developer at the restaurants.

12.0 Non-Waiver.

El Pollo Loco’s consent to or approval of any act or conduct of Developer requiring such consent or approval shall not be deemed to waive or render unnecessary El Pollo Loco’s consent to or approval of any subsequent act or conduct hereunder.

13.0 Independent Contractor and Indemnification.

13.1 This Agreement does not constitute Developer an agent, legal representative, joint venturer, partner, employee or servant of Franchisor for any purpose whatsoever, and it is understood between the parties hereto that Developer shall be an independent contractor and is in no way authorized to make any contract,

Territory: 3/20/2007 Atlanta Development Agreement	Page 13 of 15

Development Agreement No. 618493
Atlanta, Georgia

agreement, warranty or representation on behalf of El Pollo Loco. The parties agree that this Agreement does not create a fiduciary relationship between them.

13.2 Under no circumstances shall Franchisor be liable for any act, omission, contract, debt, or any other obligation of Developer. Developer shall indemnify and save Franchisor harmless against any such claim and the cost of defending it arising directly or indirectly from or as a result of, or in connection with, Developer’s actions pursuant to this Agreement.

13.3 Developer shall grant no security interest in Developer’s business or any of its assets, including the furniture, fixtures and equipment located in the restaurants, unless the secured party agrees that in the event of any default by Developer under any documents relating to such security interests, Franchisor shall have the right and option to purchase the rights of the secured party in any such business, furniture, fixtures, equipment or assets at the fair market value of such assets.

14.0 Entire Agreement.

          This Agreement, including Exhibits “A”, “B”, “C”, “D” and “E” attached hereto, constitutes the entire full and complete agreement between Franchisor and Developer concerning the subject matter hereof and supersedes any and all prior written agreements. No other representations have induced Developer to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties, not embodied herein, which are of any force or effect with reference to this Agreement or otherwise. No amendment or modification of this Agreement shall be binding on either party unless written and fully executed.

15.0 Severability.

          Each section, part, term and/or provision of this Agreement shall be considered severable, and if, for any reason, any section, part, term and/or provision herein is determined to be invalid, contrary to, or in conflict with, any existing or future law or regulation, by any court or agency having valid jurisdiction, then such shall be deemed not to be a part of this Agreement, but such shall not impair the operation of, or affect the remaining portions, sections, parts, terms and/or provisions of this Agreement, which will continue to be given full force and effect and bind the parties hereto.

16.0 Applicable Law; Waiver of Jury Trial.

          This Agreement, after review by Developer and El Pollo Loco, was accepted in the State of California and shall be governed by and construed in accordance with the laws of such state. The parties hereby waive any right to demand or have trial by jury in any action relating to this Agreement in which the Franchisor is a party. The parties consent to the exercise of personal jurisdiction over them by such courts and to the propriety of venue of such courts for the purpose of carrying out the provision, and they waive any objection that they would otherwise have to the same.

Territory: 3/20/2007 Atlanta Development Agreement	Page 14 of 15

Development Agreement No. 618493
Atlanta, Georgia

17.0 Document Interpretation.

          All terms and words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include the singular or plural tense, and any gender, whether masculine, feminine or neuter, as the context or sense of this Agreement or any paragraph or clause may require, the same as if such words had been fully and properly written in the appropriate number or gender. In the event of a conflict in the language, terms, or conditions between this Agreement and any Franchise Agreement issued pursuant to this Agreement, the Franchise Agreement shall control.

18.0 Confidentiality and Covenants Not to Compete.

18.1 To further protect the El Pollo Loco® System while this Agreement is in effect, Developer, and each officer, director, shareholder, member, manager, partner and other equity owner of Developer, and all of Developer’s affiliates, that have access to confidential information pertaining to Franchisor or Developer, and direct or indirect authority to manage or influence the day-to-day affairs of Developer (including, without limitation, Fiesta Brands, Inc. and its officers and directors, Fiesta Realty, Inc. and its officers and directors, Fiesta Brands, LLC, and Chris Elliott, and Joe Uhl) (a “Managing Principal”), shall neither directly nor indirectly own, operate, control or hold any financial interest in any other business which would constitute a “Competitive Business” (as hereinafter defined) without the prior written consent of Franchisor. Upon Franchisor’s request, Developer shall cause each Managing Principal to enter into the confidentiality and non-competition covenants attached to this Agreement as Exhibit “D”. Notwithstanding the foregoing, upon request of Developer, Franchisor may, in its reasonable discretion, waive the non-competition requirements of this Section 18.1 for members of the board of directors of Developer or its affiliates, provided that (a) the board member seeking the waiver executes the confidentiality covenants set forth in Exhibit “E”, and (b) such board member is not an officer or member of the board of directors of a Competitive Business. The parties agree that Franchisor may refuse to grant a waiver where the subject board member has direct responsibility for day-to-day decision-making of a Competitive Business. Developer shall cause each individual and entity, other than Managing Principals that have already executed Exhibit D, that may obtain confidential information of Franchisor or Developer through their relationship with Developer to enter into a confidentiality covenant attached to this Agreement as Exhibit “E”. In addition, Developer covenants that, except as otherwise approved in writing by the Franchisor, Developer shall not, for a continuous, uninterrupted period commencing upon the expiration, termination or assignment of this Agreement, regardless of the cause for termination, and continuing for two (2) years thereafter, either directly or indirectly, for itself, or through or on behalf of, or in conjunction with any person, partnership, corporation or other entity, own, operate, control or have any financial interest in any Competitive Business which is located or has outlets or restaurant units within the Territory. The foregoing shall not apply to operation of an El Pollo Loco® restaurant by Developer pursuant to a franchise

Territory: 3/20/2007 Atlanta Development Agreement	Page 15 of 15

Development Agreement No. 618493
Atlanta, Georgia

agreement with Franchisor or the ownership by Developer of less than five percent (5%) of the issued or outstanding stock of any company whose shares are listed for trading on any public exchange or on the over-the-counter market, provided that Developer does not control or become involved in the operations of any such company. For purposes of this Section 18.1, a Competitive Business shall mean a self-service restaurant or fast-food business which sells chicken or Mexican food products, which products individually or collectively represent more than twenty-five percent (25%) of the revenues from such self-service restaurant or fast-food business operated at any one location during any calendar quarter. A “Competitive Business” shall not include a full-service restaurant.

18.2 In the event that any provision of Section 18.1 shall be determined by a court of competent jurisdiction to be invalid or unenforceable, this Agreement shall not be void, but such provision shall be limited to the extent necessary to make it valid and enforceable.

19.0 Notice.

          For the purpose of this Agreement, all notices shall be in writing and sent via facsimile and registered or certified U. S. Mail. Any time period related to the notice shall commence to run upon the date said notice is received in the mail. All notices to El Pollo Loco® shall be addressed as follows:

El Pollo Loco, Inc.
Vice President Development
3333 Michelson Drive, Suite 550
Irvine, CA 92612
(949) 399-2025 (fax)

With a copy to:

El Pollo Loco, Inc. – General Counsel
3333 Michelson Drive, Suite 550
Irvine, CA 92612
(949) 251-1703 (fax)

          All notices to Developer shall be faxed and mailed to the Developer’s number and address shown on Exhibit “B”. Either party may from time to time change its address for the purposes of this Section by giving written notice of such change to the other party in the manner provided in this Section.

20.0 Section Headings.

          The section headings appearing in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

Territory: 3/20/2007 Atlanta Development Agreement	Page 16 of 15

Development Agreement No. 618493
Atlanta, Georgia

21.0 Acknowledgments.

21.1 Developer acknowledges that it has received a complete copy of this Agreement, the Franchise Agreement, the attachments thereto, if any, at least ten (10) business days prior to the date on which this Agreement was executed.

21.2 Developer acknowledges that it has read and understands this Agreement, the Franchise Agreement, the attachments thereto and the agreements relating thereto contained in the UFOC received by Developer on July 22, 2006 and that Franchisor has accorded Developer ample opportunity and has encouraged Developer to consult with advisors of Developer’s own choosing about the potential benefits and risks of entering into this Agreement.

Territory: 3/20/2007 Atlanta Development Agreement	Page 17 of 15

Development Agreement No. 618493
Atlanta, Georgia

22.0 Counterparts; Facsimile Signatures.

          This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of an original counterpart.

          IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement in duplicate original as of the date and year first written above.

DEVELOPER:		EL POLLO LOCO, INC.,
FIESTA BRANDS, INC.,		a Delaware corporation
a Delaware corporation

By:	/s/ Christopher Elliott	/s/ Brian Berkhausen

	Christopher Elliott	Brian Berkhausen
Sr. Vice President, Development

By:	/s/ Joseph M. Uhl	/s/ Pamela R. Milner

	Joseph M. Uhl	Pamela R. Milner
Senior Vice President and General Counsel

Territory: 3/20/2007 Atlanta Development Agreement	Page 18 of 15

EXHIBIT “A” TO DEVELOPMENT AGREEMENT

TERRITORY

ATLANTA DMA

Comprising of the following counties, unless otherwise designated, within the State of Georgia:

Banks, Barrow, Bartow, Butts, Carroll, Chattooga, Cherokee, Clarke, Clay (North Carolina), Clayton, Cleburne (Alabama), Cobb, Coweta, Dawson, Dekalb, Douglas, Fayette, Floyd, Forsyth, Fulton, Gilmer, Gordon, Greene, Gwinnett, Habersham, Hall, Haralson, Heard, Henry, Jackson, Jasper, Lamar, Lumpkin, Madison, Meriweather, Morgan, Newton, Oconee, Paulding, Pickens, Pike, Polk, Putnam, Rabun, Randolph (Alabama), Rockdale, Spaulding, Towns, Troup, Union, Upson, Walton, White.

Exhibit A to Development Agreement	Page 1 of 1

EXHIBIT “B” TO DEVELOPMENT AGREEMENT

DEVELOPMENT SCHEDULE

FRANCHISE NAME: Fiesta Brands, Inc., a Delaware corporation

PRINCIPALS: 100% owned by Fiesta Brands, LLC

NOTICE ADDRESS:

FAX NUMBER:                               (      )

EMAIL:

COMMENCEMENT DATE:                    August __, 2006
EXPIRATION DATE:                             ______________

DEVELOPMENT FEE (SECTION 3.0):         $250,000

DEVELOPMENT SCHEDULE:

RESTAURANT	DEVELOPMENT AGREEMENT *	DATE SITE SUBMITTED TO RESAC FOR APPROVAL *	DATE APPROVED BY RESAC *	DATE FOR DELIVERY OF SIGNED LEASES OR PURCHASE AGREEMENT TO EPL *	OPENING DATE OF RESTAURANT

Site	Execution Date	60 Days	30 Days	60 Days	18 mths/12 mths

1,2	08/07/06	10/06/06	11/05/06	01/04/07	02/05/08
3,4,5,6,7,8	08/07/06	04/05/08	05/05/08	07/04/08	02/04/09
9,10,11,12,13,14,15	08/07/06	04/05/09	05/05/09	07/04/09	02/04/10

16,17,18,19,20,21,22,23,24,25	08/07/06	04/05/10	05/05/10	07/04/10	02/04/11

Restaurants Subject to the Option*

26,27,28,29,30,31,32,33,34,35,36,37,38,39	08/07/06	04/05/11	05/05/11	07/04/11	02/04/12

40,41,42,43,44,45,46,47,48,49,50	08/07/06	04/04/12	05/04/12	07/03/12	02/03/13

* Development Agreement: Execution date of Development Agreement

* RESAC: Real Estate Site Approval Committee

* EPL: El Pollo Loco, Inc.

*Option Addendum must be exercised by 09/01/09

Exhibit B to Development Agreement	Page 1 of 1

EXHIBIT “C” TO DEVELOPMENT AGREEMENT

FORM OF AMENDMENT TO FRANCHISE AGREEMENT

Exhibit C to Development Agreement	Page 1 of 1

EXHIBIT “D” TO DEVELOPMENT AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION COVENANTS

In conjunction with your investment in or association with __________ (“Developer”) a ____________ you (“Individual” or “you”), acknowledge and agree as follows:

1.

Developer is required under the Development Agreement with El Pollo Loco, Inc. (“EPL”) dated _______________ (“Development Agreement”) to require persons with legal or beneficial ownership interests in Developer under certain circumstances to be personally bound by the confidentiality and noncompetition covenants contained in the Development Agreement. All capitalized terms contained herein shall have the same meaning set forth in the Development Agreement.

2.

You own or intend to own a __% legal or beneficial ownership interest in Developer or are a member of the board of directors for an entity that holds an ownership interest in Developer, and acknowledge and agree that your execution of this agreement is a condition to such ownership interest and that you have received good and valuable consideration for executing this Agreement. EPL may enforce this Agreement directly against you and your Owners (as defined below).

3.	If you are a corporation, partnership, limited liability company or other entity, all persons who have a legal or beneficial interest in you (“Owners”) must also execute this Agreement.

4.

You and your Owners, if any, may gain access to parts of EPL’s Confidential Information as a result of investing in Developer. The Confidential Information is proprietary and includes EPL’s trade secrets. You and your Owners hereby agree that while you and they have a legal or beneficial ownership interest in the Developer, or are a member of the board of directors of an entity that has a legal or beneficial ownership interest in the Developer, and at all times thereafter, you and they: (a) will not use the Confidential Information in any other business or capacity (such use being an unfair method of competition); (b) will maintain the confidentiality of the Confidential Information; and (c) will not make unauthorized copies of any portion of the Confidential Information disclosed in written, electronic or other form. If you or your Owners cease to have an interest in Developer, you and our Owners, if any, must deliver to EPL any such Confidential Information in your or their possession.

5.

During the term of the Development Agreement and during such time as you and your Owners, if any, have any legal or beneficial ownership interest in Developer, or are a member of the board of directors of an entity that has a legal or beneficial ownership interest in the Developer, you and your Owners,

Exhibit D to Development Agreement	Page 1 of 3

if any, agree that you and they will not, without EPL’s consent (which consent may be withheld at EPL’s discretion) directly or indirectly (such as through an Affiliate or through your or their Immediate Families) own any legal or beneficial interest in, or render services or give advice in connection with: (a) any Competitive Business located anywhere, or (b) any entity located anywhere that grants franchises or licenses interest to others to operate any Competitive Business.

6.

You and each of your Owners expressly acknowledge the possession of skills and abilities of a general nature and the opportunity to exploit such skills in other ways, so that enforcement of the covenants contained in Section 5 will not deprive any of you of your personal goodwill or ability to earn a living. If any covenant herein, which restricts competitive activity, is deemed unenforceable by virtue of its scope or in terms of geographic area, type of business activity prohibited and/or length of time, but could be rendered enforceable by reducing any part of all of it, you and we agree that it will be enforce to the fullest extent permissible under applicable law and public policy. EPL may obtain in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause it irreparable harm. You and each of your Owners acknowledges that any violation of Sections 4 or 5 hereof would result in irreparable injury for which no adequate remedy at law may be available. If EPL, Inc. files a claim to enforce this Agreement and prevails in such proceeding, you agree to reimburse EPL, Inc. for all its cost and expense, including reasonable attorneys’ fees.

Exhibit D to Development Agreement	Page 2 of 3

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the __ day of __________.

INDIVIDUAL

If a corporation, partnership, limited liability company or other legal entity:

(Signature)	(Name of corporation, partnership, limited liability company or other legal entity)

(Print Name)
By: /s/ Christopher P. Elliott

Print Name: Christopher P. Elliott
Title: President

OWNERS

By: /s/ Christopher P. Elliott

Print Name: Christopher P. Elliott

By: /s/ Joseph M. Uhl

Print Name: Joseph M. Uhl

By:

Print Name:

Exhibit D to Development Agreement	Page 3 of 3

EXHIBIT “E” TO DEVELOPMENT AGREEMENT

CONFIDENTIALITY COVENANTS

In conjunction with your association with __________ (“Developer”) a ____________ you (“Individual” or “you”), acknowledge and agree as follows:

1.

Developer is required under the Development Agreement with El Pollo Loco, Inc. (“EPL”) dated _______________ (“Development Agreement”) to require certain persons to be bound by the confidentiality covenants contained in the Development Agreement. All capitalized terms contained herein shall have the same meaning set forth in the Development Agreement.

2.	You acknowledge and agree that EPL may enforce this Agreement directly against you.

3.

You may gain access to parts of EPL’s Confidential Information as a result of investing in Developer. The Confidential Information is proprietary and includes EPL’s trade secrets. You hereby agree that at all times you: (a) will not use the Confidential Information in any other business or capacity (such use being an unfair method of competition); (b) will maintain the confidentiality of the Confidential Information; and (c) will not make unauthorized copies of any portion of the Confidential Information disclosed in written, electronic or other form.

4.

EPL may obtain in any court of competent jurisdiction any injunctive relief, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause it irreparable harm. You acknowledge that any violation of Section 3 hereof would result in irreparable injury for which no adequate remedy at law may be available. If EPL, Inc. files a claim to enforce this Agreement and prevails in such proceeding, you agree to reimburse EPL, Inc. for all its cost and expense, including reasonable attorneys’ fees.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on the 10 day of August.

INDIVIDUAL

If a corporation, partnership, limited liability company or other legal entity:

Fiesta Brands Inc.

(Signature)	(Name of corporation, partnership, limited liability company or other legal entity)

By: /s/ Christopher P. Elliott
(Print Name)
Print Name: Christopher P. Elliott
Title: President

Exhibit E to Development Agreement	Page 1 of 1